Contacts:	Michael Mullen (media)	Christopher Jakubik, CFA (investors)
	Michael.Mullen@kraftheinz.com	ir@kraftheinz.com

Kraft Heinz Announces Retirement of Warren Buffett from
Board of Directors
Alexandre Van Damme Nominated to Stand for Election

PITTSBURGH & CHICAGO - Feb. 23, 2018 - The Kraft Heinz Company (NASDAQ: KHC) (“Kraft Heinz”) announced today that Warren Buffett, will retire from the Company’s Board of Directors following the end of his term at the upcoming Kraft Heinz 2018 Annual Meeting of Stockholders. Mr. Buffett decided to retire from the Board as he decreases his travel commitments. The Company also announced that the Board of Directors intends to nominate Alexandre Van Damme to stand for election at the 2018 Annual Meeting to fill Mr. Buffett’s vacancy.
“It has been an honor to work with Warren for the past five years,” said Alex Behring, Chairman of the Board of Directors. “His many invaluable contributions to Kraft Heinz will have a lasting impact on the Company for years to come. The Board of Directors looks forward to his continued partnership as Chairman of our largest shareholder, Berkshire Hathaway. We are thrilled to add Alexandre’s expertise and perspective to Kraft Heinz, and believe that his executive experience and leadership will be extremely valuable to the Board, our leadership and company as a whole.”
Mr. Van Damme is, amongst others, a Board member of Anheuser-Busch Inbev and Restaurant Brands International as well as a director of DKMS, the largest bone marrow donor center in the world.

ABOUT THE KRAFT HEINZ COMPANY
The Kraft Heinz Company (NASDAQ: KHC) is the fifth-largest food and beverage company in the world. A globally trusted producer of delicious foods, The Kraft Heinz Company provides high quality, great taste and nutrition for all eating occasions whether at home, in restaurants, or on the go. The Company’s iconic brands include Kraft, Heinz, ABC, Capri Sun, Classico, Jell-O, Kool-Aid, Lunchables, Maxwell House, Ore-Ida, Oscar Mayer, Philadelphia, Planters, Plasmon, Quero, Smart Ones and Velveeta. The Kraft Heinz Company is dedicated to the sustainable health of our people, our planet and our Company. For more information, visit www.kraftheinzcompany.com.
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